Exhibit 3.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

RURAL/METRO OPERATING COMPANY, LLC

This Limited Liability Company Agreement (this “Agreement”) of Rural/Metro Operating Company, LLC is entered into this 24 day of February 2005 by Rural/Metro Corporation (the “Member”) pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

1. Name. The name of the limited liability company governed hereby is Rural/Metro Operating Company, LLC (the “Company”).

2. Certificates. The Member, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Member or an Officer (as hereinafter defined) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of engaging in all lawful activities for which limited liability companies may be formed under the Act, as such business activities shall be determined by the Member from time to time.

4. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any of and all the powers that may be exercised on behalf of the Company by the Member pursuant to this Agreement, including Section 15.

5. Principal Business Office. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

8. Name and Mailing Address of the Member. The name and the mailing address of the Member are as follows:

Name	Address
Rural/Metro Corporation	9221 E. Via de Ventura Scottsdale, AZ 85258

Subject to Section 20, the Member is the sole Member and sole record holder of the limited liability company interest of the Company

9. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 21 of this Agreement.

10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, any Officer, employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

11. Opt-in. Pursuant to and in accordance with the provisions of 6 Del. Code Section 8-103(c), all limited liability company Interests of the Company shall be considered and treated as “securities” (within the meaning of 6 Del. Code Section 1-102(a)(15)) governed by Article 8 of the Delaware Uniform Commercial Code. All limited liability company Interests of the Company shall hereinafter be evidenced and represented by a Certificate of Limited Liability Company Interest issued by the Company to the Member. Such Certificate of Limited Liability Company Interest is intended to be and shall be considered a “security certificate” within the meaning of 6 Del. Code Section 8-102(a)(16). The limited liability company interests represented or evidenced by such Certificate are intended to be treated as and shall be considered “certificated securities” within the meaning of 6 Del. Code Section 8-102(a)(4). Appropriate Officers of the Company are hereby authorized, empowered, and directed to execute and deliver any such Certificate.

12. Additional Contributions. The Member is not required to make additional capital contributions to the Company.

13. Allocations. The income, gains, losses, deductions and credits of the Company shall be allocated to the Member.

14. Distributions. Distributions shall be made to the Member at such times and in such amounts as may be determined in the sole discretion of the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

15. Management.

a. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company.

b. Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may delegate to any person, any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Member may reasonably determine.

16. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 16 may be revoked at any time by the Member.

17. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

18. Exculpation and Indemnification. None of the Member, any of its respective members, employees, agents, officers, directors, any of their respective affiliates, consultants, employees or agents or any Officer (each an “Indemnified Party”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Party’s gross negligence or willful misconduct. To the full extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Party by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof.

19. Termination of Membership. The rights of the Member to share in the Profits and Losses of the Company, to receive distributions and to assign its interest in the Company pursuant to Section 20 shall, on its dissolution, termination, winding-up, bankruptcy, or other inability to act in such capacity, devolve on its legal representative for the purpose of administering its property.

20. Assignments. The Member may transfer, assign, pledge or hypothecate, in whole but not in part, its limited liability company interest, as determined in its sole discretion. Any transferor or assignee will have the rights and powers of the Member to the extent of the limited liability company interest transferred or assigned.

21. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(i) the written consent of the Member;

(ii) the dissolution, termination, winding-up, bankruptcy, or other inability to act in such capacity, of the Member; and

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

22. Elections. The Member shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Company or any other method or procedure related to the preparation of such tax returns. The Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws, and the Member shall not be liable for any consequences to any previously admitted or subsequently admitted Members resulting from their making or failing to make any such elections. The tax identification number of the Company is 86-0746929.

23. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

26. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

RURAL/METRO CORPORATION

By:
Name:
Title:

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